                                                                    EXHIBIT 12.1


                       FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:

                                                           Years Ended December 31,
                                           2001         2000         1999         1998         1997
                                        ----------   ----------   ----------   ----------   ----------
                                                                (In Thousands)

Income from continuing operations       $  113,025   $   76,987   $  136,467   $  153,848   $  245,108
Add:
Provision for income taxes                 202,979      159,573      195,653      170,566      231,315
Minority interests' share
 of net income                              42,772       36,680       48,714       37,012       40,343
Interest expense, net                      173,595      205,346      104,069      205,588      151,720
Rental expense factor(a)                        --           --          188          323          240
                                        ----------   ----------   ----------   ----------   ----------
Earnings available for
 fixed charges                          $  532,371   $  478,586   $  575,091   $  567,337   $  668,726
                                        ==========   ==========   ==========   ==========   ==========

Interest expense, net                   $  173,595   $  205,346   $  194,069   $  205,588   $  151,720
Capitalized interest                         9,438        7,216        3,768       19,612       23,021
Rental expense factor(a)                        --           --          188          323          240
                                        ----------   ----------   ----------   ----------   ----------
Fixed charges                           $  183,033   $  212,562   $  198,025   $  225,523   $  174,981
                                        ==========   ==========   ==========   ==========   ==========

Ratio of earnings to
 fixed charges(b)                              2.9x         2.3x         2.9x         2.5x         3.8x
                                        ==========   ==========   ==========   ==========   ==========

Computation of Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:

                                                           Years Ended December 31,
                                           2001         2000          1999         1998         1997
                                        ----------   ----------   ----------   ----------   ----------
                                                                (In Thousands)

Income from continuing operations       $  113,025   $   76,987   $  136,467   $  153,848   $  245,108
Add:
Provision for income taxes                 202,979      159,573      195,653      170,566      231,315
Minority interests' share
 of net income                              42,772       36,680       48,714       37,012       40,343
Interest expense, net                      173,595      205,346      194,069      205,588      151,720
Rental expense factor(a)                        --           --          188          323          240
                                        ----------   ----------   ----------   ----------   ----------
Earnings available for
 fixed charges                          $  532,371   $  478,586   $  575,091   $  567,337   $  668,726
                                        ==========   ==========   ==========   ==========   ==========

Interest expense, net                   $  173,595   $  205,346   $  194,069   $  205,588   $  151,720
Capitalized interest                         9,438        7,216        3,768       19,612       23,021
Rental expense factor(a)                        --           --          188          323          240
Preferred dividends(c)                      70,563       72,717       68,697       65,847       65,896
                                        ----------   ----------   ----------   ----------   ----------
Fixed charges                           $  253,596   $  285,279   $  266,722   $  291,370   $  240,877
                                        ==========   ==========   ==========   ==========   ==========

Ratio of earnings to
 fixed charges(b)                              2.1x         1.7x         2.2x         1.9x         2.8x
                                        ==========   ==========   ==========   ==========   ==========


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a.  Portion of rent deemed representative of an interest factor.

b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

c. For purposes of this calculation, we assume that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements.










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